UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

UpHealth, Inc.

(Name of Registrant as Specified In Its Charter)

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TO:	All UpHealth employees
FROM:	Dr. Ramesh Balakrishnan
DATE:	June 21, 2022
SUBJECT:	One More Week to Vote Your Shares Ahead of UpHealth’s Annual Meeting

Dear colleagues,

UpHealth’s Annual Meeting of Stockholders is taking place a week from today, on June 28.

By now, those of you who are stockholders should have received a full set of proxy voting materials for the upcoming meeting. You may have also received our other mailings and emails encouraging you to vote.

It is very important that you submit your vote. We need your help at this Annual Meeting – UpHealth’s first as a public company. Your vote is critical to ensure that we have sufficient participation from shareholders to conduct legally required business, such as electing Board members, at our Annual Meeting.

I want to state again that your vote is confidential and anonymous. No one in management or on the Board will know how you vote your shares. You may vote with the Board’s recommendations or against them. Either way, your participation at this year’s Annual Meeting is absolutely critical.

I understand that some of you may have questions on matters related to this Annual Meeting and what it means for UpHealth. I encourage you to carefully read through the proxy materials you have received, as they contain important information related to the Meeting. More importantly though, we continue to execute on our strategic plan and the growth of UpHealth. Should you have any further questions, please feel free to contact me.

It should only take you a few minutes for you to vote and you can vote online, or by phone or mail. To vote, just click the link in the email you should have received from your broker (or our service provider) or follow the instructions on the WHITE proxy card that was mailed to you.

If you have any questions about voting or need assistance in getting a new proxy card or otherwise in voting your shares, please contact our advisors at Morrow Sodali. You can reach them at (203) 658-9400 or at UPH@investor.morrowsodali.com.

Thank you again for taking the time to vote your shares.

Sincerely,

Dr. Ramesh Balakrishnan

ramesh.balakrishnan@uphealthinc.com

CEO